U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person:    Eric E. Marchant

    3926 Riverwood Drive, Provo, Utah, 84062

2.  Date of Event Requiring Statement (Month/Date/Year): 12/4/99


3.  IRS or Social Security Number of Reporting Person (Voluntary):


4.  Issuer Name and Ticker or Trading Symbol:
    Dynamic Information System & eXchange, Inc.   DIXS

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below ( ) 10% Owner ( ) Other
     Title:

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security:     Common Stock

2.  Amount of              3. Ownership Form:    4.   Nature of
   Securities                 Direct (D) or      Indirect Beneficial
Beneficially Owned            Indirect (I)           Ownership
------------------          ---------------      ----------------------
    1,650,000                        D
       24,608                        I             Represents shares held of
                                                   record by Marchant &Sons, a
                                                   family trust of which Mr.
                                                   Marchant is a beneficiary.

TABLE II - Derivative Securities Beneficially Owned

1. Title of Derivative Security: N/A

2. Date Exercisable (Month/Day/Year): N/A
   Expiration Date (Month/Day/Year): N/A

3. Title:
   Amount of Securities Underlying Derivative Security (Amount of Number of Shares):

4. Conversion or Exercise Price of Derivative Security: N/A

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

6. Nature of Indirect Beneficial Ownership:

Explanation of Responses:

Signature of Reporting Person: /S/Eric E. Marchant
Date: 1/31/2000